SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of October _ , 2007 among XTL Biopharmaceuticals Ltd., a public company limited by shares organized under the laws of the State of Israel (the “Company”), and the purchasers identified on the signature pages hereto (each a “Purchaser” and collectively the “Purchasers”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below), and Rule 506 and Regulation S promulgated thereunder, the Company desires to issue and sell to the Purchasers, and the Purchasers, severally and not jointly, desire to purchase from the Company (the “Offering”) in the aggregate, up to 89,000,000 Shares (as defined below) (the “Maximum Offering Amount”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agrees as follows:

ARTICLE I.
DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144 of the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Shares pursuant to this Agreement.

“Closing Date” means November 1, 2007, or as soon as reasonably practicable thereafter.

“Commission” means the Securities and Exchange Commission.

“Company Counsel” means Alston & Bird LLP.

“Disclosure Documents” means (a) the Company’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission (“SEC”) on March 23, 2007; and (b) the Company’s interim financial results filed on a Form 6-K with the SEC on August 23, 2007.

“Effective Date” means the date that the Registration Statement is first declared effective by the Commission.

“Escrow Agent” means Wilmington Trust Company.

“Escrow Agreement” means the Escrow Agreement, dated as of the date of the Agreement, among the Company, the Escrow Agent, and the placement agents listed therein.

“Escrowed Funds” has the meaning ascribed to such term in Section 2.2(b)(vii) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” shall mean October 31, 2007, or such other date within 30 days thereafter as may be selected by the Company in its sole discretion without notice to investors.

“Israeli Company Counsel” means Kantor & Co.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal or other restriction.

“Material Adverse Effect” shall have the meaning ascribed to such term in Section 3.1(a).

“Ordinary Shares” means the Company’s ordinary shares, par value NIS 0.02.

“Per Share Purchase Price” equals $.135; equivalent to $1.35 per ADR.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Placement Agent Agreement” means the Placement Agent Agreement, dated October 15, 2007, between the Company and certain placement agents listed therein.

“Placement Agents” means the placement agents named in the Placement Agent Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of the Shares.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of this Agreement, among the Company and each Purchaser, in the form of Exhibit A hereto.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the Ordinary Shares issuable to each Purchaser pursuant to this Agreement.

“Subscription Amount” means, as to each Purchaser and the Closing, the amounts set forth below such Purchaser’s signature block on the signature page hereto, in United States dollars and in immediately available funds.

“Trading Day” means (i) a day on which American Depositary Receipts representing Ordinary Shares (“ADRs”), are traded on a Trading Market, or (ii) if the ADRs are not listed on a Trading Market, a day on which the ADRs are traded on the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the ADRs are not quoted on the OTC Bulletin Board, a day on which the ADRs are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the ADRs are not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means the following markets or exchanges on which the ADRs are listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange, or the Nasdaq Stock Market.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Escrow Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

ARTICLE II.
PURCHASE AND SALE

2.1 Closing. Each Purchaser shall purchase from the Company, and the Company shall issue, on the terms and conditions set forth in this Agreement, and sell to each Purchaser, a number of Shares equal to such Purchaser’s Subscription Amount divided by the Per Share Purchase Price. Upon satisfaction of the conditions set forth in Section 2.2, the Closing shall occur at the offices of the Company, or such other location as the parties shall mutually agree. The Company may continue the Offering, in one or more Closings, until the earlier of the sale of the Maximum Offering Amount or until the Expiration Date. Purchasers will be required to deliver executed, binding Securities Purchase Agreements by the Expiration Date, the Closing of which will only be subject to the satisfaction of the Closing conditions in Section 2.2.

2.2  Closing Conditions.

(a) As a condition to the Purchasers’ obligation to close, at the Closing (unless otherwise specified below) the Company shall have satisfied each of the conditions set forth below or shall deliver or cause to be delivered to each Purchaser the items set forth below, as appropriate, any one or more of which may be waived in writing by the Purchasers:

(i) this Agreement duly executed by the Company;

(ii) the Registration Rights Agreement duly executed by the Company;

(iii) the Escrow Agreement duly executed by the Company, the Escrow Agent and the placement agents listed therein;

(iv) a legal opinion of each of Company Counsel and Israeli Company Counsel, in the forms in Exhibit B attached hereto;

(v) the representations and warranties made by the Company herein shall be true and correct in all material respects (except any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of the date hereof and as of the Closing Date with the same effect as if the representations and warranties were made as of the date hereof and as of the Closing Date;

(vi) all covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing shall have been performed or complied with in all material respects;

(vii) no statute, rule, regulation, order, decree, ruling or injunction shall have been enacted, entered, promulgated, endorsed or threatened or is pending by or before any governmental authority of competent jurisdiction which in any material respect restricts, prohibits or threatens to restrict or prohibit the consummation of any of the transactions contemplated by the Transaction Documents; and

(viii) as of the Closing Date, there shall have been no Material Adverse Effect with respect to the Company since the date hereof.

With respect to the closing conditions listed in (v), (vi), (vii) and (viii) above, the Company shall deliver a certificate to such effect, in form and substance reasonably satisfactory to the Placement Agents.

(b) As a condition to the Company’s obligation to close, at the Closing, each Purchaser shall have satisfied each of the conditions set forth below or shall deliver or cause to be delivered to the Company the items set forth below, as appropriate, any one or more of which may be waived in writing by the Company:

(i) this Agreement duly executed by such Purchaser;

(ii) the Registration Rights Agreement duly executed by such Purchaser;

(iii) the representations and warranties made by the Purchasers herein shall be true and correct in all material respects (except any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of the date hereof and as of the Closing Date with the same effect as if the representations and warranties were made as of the date hereof and as of the Closing Date;

(iv) the Escrow Agreement duly executed by the Company, the Escrow Agent and the placement agents listed therein;

(v) each Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Purchaser at or before the Closing;

(vi) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, endorsed or threatened or is pending by or before any governmental authority of competent jurisdiction which prohibits or threatens to prohibit the consummation of any of the transactions contemplated by the Transaction Documents; and

(vii) each Purchaser shall have caused such Purchaser’s Subscription Amount to be deposited by wire transfer of immediately available funds to such non-interest bearing escrow account of the Escrow Agent as the Escrow Agent shall designate (the “Escrowed Funds”), and the Escrow Agent shall have confirmed that it is prepared to transfer such amount to the Company subject only to satisfaction of the receipt of the certificate provided in Section 2.3 hereof; and

(viii) as of the Closing Date, there shall have been no Material Adverse Effect with respect to the Company since the date hereof.

(c) As a condition to the Company’s and each Purchaser’s obligation to close, by the time of the Closing, the Company’s Ordinary Shares on the Official List of the United Kingdom Listing Authority shall have been de-listed, and the Registration Statement shall be declared effective only following such de-listing.

(d) As a condition to the Company’s and each Purchaser’s obligation to close, by the time of the Closing, the board of directors of the Company shall have approved the issuance of the Shares.

(e) As a condition to the Company’s and each Purchaser’s obligation to close, by the time of the Closing, the Tel Aviv Stock Exchange shall have approved the listing of the Shares.

2.3 Escrow Arrangement. Each Purchaser shall be deemed to have irrevocably instructed the Escrow Agent to deliver such Purchaser’s Escrowed Funds to such bank account(s) of the Company as the Company shall have specified to the Escrow Agent on the Effective Date, subject only to the Escrow Agent having received a certificate, dated the Effective Date, executed by the Company certifying that the Registration Statement shall have been declared effective by the Commission. Following delivery to the Escrow Agent of the certificate referred to in this Section 2.3, (i) the Escrow Agent shall promptly cause the Escrowed Funds to be sent by wire transfer to the bank account(s) specified by the Company in writing, and (ii) the Company shall cause to be delivered to The Bank of New York a single certificate for Ordinary Shares, registered in the name of The Bank of New York or its designee, on the Effective Date, and shall thereafter cause The Bank of New York to immediately issue ADRs registered in the name of such Purchaser or its designee, representing the number of Shares acquired by such Purchaser, in accordance with Section 4.10 hereof. If the Company has not delivered to the Escrow Agent a certificate certifying that the Registration Statement shall have been declared effective by the Commission, on or before October 18, 2008, or the condition in Section 2.2(c) has not been satisfied within 60 days of the execution of this Agreement, then the Company shall deliver to the Escrow Agent a notice terminating the Offering upon the receipt of which the Escrow Agent shall distribute the Escrowed Funds to each Purchaser.

2.4 Satisfaction of Conditions. Following the deposit of the Escrowed Funds by the Purchaser with the Escrow Agent pursuant to Section 2.2(b)(vii), this Agreement shall become wholly unconditional except for the satisfaction of the condition specified in Section 2.3 and shall not be capable of termination or rescission save for the non-satisfaction of such condition.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company and XTL Biopharmaceuticals Inc., and XTL Development, Inc., each a Delaware corporation (the “Subsidiaries”), the Company’s subsidiaries, hereby make the following representations and warranties as of the date hereof and as of the Closing Date to each Purchaser:

(a) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor the Subsidiaries are in violation of any of the provisions of its Memorandum and Articles of Organization, bylaws, or other organizational documents. The Company has no wholly-owned subsidiaries other than the Subsidiaries. The Company and each of the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, properties, business or financial condition of the Company or the Subsidiaries, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its shareholders in connection therewith. Each Transaction Document has been (or, if executed after the date hereof, upon delivery will be) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) with respect to the indemnification provisions set forth in the Registration Rights Agreement, as limited by public policy.

(c) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or the Subsidiaries’ Memorandum and Articles of Association, bylaws or other organizational documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt of the Company or the Subsidiaries or otherwise) or other understanding to which any of the Company or the Subsidiaries are a party or by which any property or asset of the Company or the Subsidiaries is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which any of the Company or Subsidiaries are subject (including U.S. federal and state securities laws and regulations and the rules and regulations of any Trading Market), or by which any property or asset of any of the Company or the Subsidiaries is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not have or reasonably be expected to result in a Material Adverse Effect.

(d) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other U.S. federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filing with the Commission of the Registration Statement, and one or more Forms D with respect to the Securities as may be required under Regulation D of the Securities Act, the application(s) to each Trading Market for the listing of the ADRs representing the Securities for trading thereon in the time and manner required thereby, and applicable Blue Sky filings, and (ii) such as have already been obtained or such exemptive filings as are required to be made under applicable state and federal securities laws.

(e) Capitalization. As of September 30, 2007, the authorized capital stock of the Company consisted of 300,000,000 Ordinary Shares, of which 220,156,932 Ordinary Shares were issued and outstanding. As of October 2, 2007, the Company’s shareholders approved an increase in the authorized capital stock of the Company, and the Company therefore now has, as of the date hereof, authorized capital stock of the Company consisting of 500,000,000 Ordinary Shares. All of such outstanding Ordinary Shares are, and all of the Shares, when issued, will be, duly authorized, validly issued, fully paid and nonassessable, and free and clear of all liens created by the Company, and all such Ordinary Shares were, and the Shares will be, issued in material compliance with all applicable U.S. federal and state securities laws, including available exemptions therefrom, and none of such issuances were, and the issuance of the Shares will not be, made in violation of any pre-emptive or other rights. The Company has reserved from its duly authorized capital stock the maximum number of Shares issuable pursuant to this Agreement. The issuance of the Shares will not trigger any anti-dilution rights of any existing securities of the Company. Except as set forth on Schedule 3.1(e), as of the Closing Date, there will be no rights, subscriptions, warrants, options, conversion rights, or agreements of any kind outstanding to purchase from the Company, or otherwise require the Company to issue, any shares of capital stock of the Company or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Company.

(f) Reports and Financial Statements. The Company has filed all reports required to be filed by it under the Exchange Act on a timely basis or has received a valid extension of such time of filing and has filed any such reports prior to the expiration of any such extension. The Company has made available to the Purchasers, prior to the execution of this Agreement, a copy of the Company’s annual report on Form 20-F filed with the Commission on March 23, 2007, and will make available any Current Reports on Form 6-K filed by the Company (as such documents have since the time of their filing been amended or supplemented, and together with all reports, documents and information filed on or after the date first written above through the date of Closing with the Commission, including all information incorporated therein by reference, collectively, the “SEC Reports”). The SEC Reports (a) complied and will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, and (b) did not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the SEC Reports comply in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. The financial statements included in the SEC Reports and the Disclosure Documents, have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis (“GAAP”), and fairly represent the financial position of the Company and its Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments and the omission of certain footnotes.

(g) No Material Change. Since June 30, 2007, and except as disclosed in its SEC Reports, (i) the Company has not incurred any material liabilities or obligations, indirect, or contingent, or entered into any material oral or written agreement or other transaction which is not in the ordinary course of business or which could reasonably be expected to result in a material reduction in the future earnings of the Company; (ii) the Company has not sustained any loss or interference with its businesses or properties (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect; (iii) the Company has not paid or declared any dividends or other distributions with respect to its capital stock, or redeemed or purchased or otherwise acquired any of its stock and the Company is not in default in the payment of principal or interest on any outstanding debt obligations; (iv) the Company has not changed any compensation arrangement or agreement with any of its key employees or executive officers, or change the rate of pay of its employees as a group, other than in the ordinary course of business; (v) the Company has not changed or amended any contract by which the Company or any of its asset are bound or subject that would have a Material Adverse Effect; (vi) there has not been any change in the capital stock of the Company other than the sale of the Securities hereunder or shares or options issued pursuant to employee equity incentive plans or purchase plans approved by the Company’s Board of Directors, or indebtedness not incurred in the ordinary course of business that is material to the Company; and (vii) there has not been any other event which has caused, or is likely to cause, a Material Adverse Effect.

(h) Litigation. Except as would not reasonably be expected to result in a Material Adverse Effect on the Company, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or, to the knowledge of the Company, threatened against the Company or either of the Subsidiaries. The Company is not subject to any order, writ, judgment, injunction, decree or award of any court or any governmental authority which would reasonably be expected to result in a Material Adverse Effect on the Company.

(i) Compliance. The Company has not been advised, nor does the Company have reason to believe, that it is not conducting its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting its business, except where failure to be so in compliance would not reasonably be expected to have a Material Adverse Effect.

(j) Intellectual Property. (i) The Company owns or has obtained licenses or options for the inventions, patent applications, patents, trademarks (both registered and unregistered), trade names, copyrights and trade secrets necessary for the conduct of the Company’s business as currently conducted (collectively, the “Intellectual Property”); and (ii) (a) to the knowledge of the Company, there are no third parties who have any ownership rights to any Intellectual Property that is owned by, or has been licensed to, the Company for the products described in the Disclosure Documents that would preclude the Company from conducting its business as currently conducted and have a Material Adverse Effect, except for the ownership rights of the owners of the Intellectual Property licensed or optioned by the Company; (b) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the rights of the Company in or to any Intellectual Property owned, licensed or optioned by the Company, other than claims which would not reasonably be expected to have a Material Adverse Effect; (c) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property owned, licensed or optioned by the Company, other than non-material actions, suits, proceedings and claims; and (d) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary right of others, other than non-material actions, suits, proceedings and claims.

(k) Material Agreements. All material agreements (“Material Agreements”) to which the Company or either of the Subsidiaries is a party or to which the property or assets of the Company or either of the Subsidiaries are subject are included as part of or specifically identified in the SEC Reports to the extent required by the rules and regulations of the SEC as in effect at the time of filing. Except for the Material Agreements, the Company has no material contracts. Neither the Company nor, to the Company’s knowledge, any other party to the Material Agreements, is in breach of or default under any of such contracts which would reasonably be expected to have a Material Adverse Effect.

(l) Taxes. Except as disclosed in the Disclosure Documents or the SEC Reports, the Company and each of the Subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been or might be asserted or threatened against it which might reasonably be expected to have a Material Adverse Effect.

(m) Governmental Permits, Etc. The Company has all franchises, licenses, certificates and other authorizations from such federal, state or local government or governmental agency, department or body that are currently required for the operation of the business of the Company as currently conducted, except where the failure to posses currently such franchises, licenses, certificates and other authorizations is not reasonably expected to have a Material Adverse Effect. The Company has not received any notice of proceedings relating to the revocation or modification of any such permit which, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have a Material Adverse Effect.

(n) Conformity of Descriptions. The Shares conform in all material respects to the descriptions of the Company’s Ordinary Shares contained in the Company’s SEC Reports and other filings with the Commission and the Disclosure Documents.

(o) Statements True and Correct. No representation, warranty, statement, certificate, instrument, or other writing furnished or to be furnished by the Company to Purchaser or its representatives pursuant to this Agreement, the Disclosure Documents or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein not misleading.

(p) Certain Fees. Any brokerage, finder’s fees or commissions that are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement will be paid solely by the Company.

(q) Private Placement. Neither the Company nor any Person acting on behalf of the Company has sold or offered to sell or solicited any offer to buy the Securities by means of any form of general solicitation or advertising. Assuming the accuracy of the Purchasers representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer, issuance and sale of the Securities by the Company to the Purchasers as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of any Trading Market.

(r) Offering Materials. The Company has not distributed and will not distribute prior to the Closing Date any offering material in connection with the offering and sale of the Securities other than the Disclosure Documents or any amendment or supplement thereto. Neither the Company nor any person acting on its behalf has in the past or will hereafter take any action independent of the placement agent to sell, offer for sale or solicit offers to buy any securities of the Company which would subject the offer, issuance or sale of the Securities, as contemplated by this Agreement, to the registration requirements of Section 5 of the Securities Act.

(s) Investment Company. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t) Application of Takeover Protections. Assuming the Purchasers beneficially own any Ordinary Shares prior to the date hereof, the Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents) or the laws of its jurisdiction of organization that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company’s issuance of the Shares and the Purchasers’ ownership of the Shares.

(u) No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.

(v) Listing and Maintenance Requirements. Except as disclosed in Schedule 3.1(v), the Company has been in compliance with all listing and maintenance requirements of each applicable Trading Market and the Tel Aviv Stock Exchange. Except as disclosed in Schedule 3.1(v), the Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Ordinary Shares or ADRs representing Ordinary Shares are or have been listed or quoted, or the Tel Aviv Stock Exchange to the effect that the Company is not in compliance with the listing or maintenance requirements of such market. Except as disclosed in Schedule 3.1(v), the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(w) Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the date hereof. The Company has disclosure controls and procedures (as defined in Rule 13a-14 under the Exchange Act) that are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and the Company’s principal financial officer or persons performing similar functions.

(x) Disclosure. The Company confirms that, neither the Company nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information, other than information relating to the Offering, that constitutes or might constitute material, non-public information. The Company understands and confirms that the Purchasers will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Documents and the Exhibits to this Agreement, furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transaction contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(y) Independent Public Accountants. The Company confirms that Kesselman & Kesselman, Israeli certified public accounts and a member of PricewaterhouseCoopers International Limited, are independent public accountants as required by the Securities Act and the rules and regulations promulgated thereunder.

3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a) Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, limited liability or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) with respect to the indemnification provisions set forth in the Registration Rights Agreement, as limited by public policy.

(b) General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(c) No Public Sale or Distribution. Such Purchaser is acquiring the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(d) Accredited Investor Status. If Purchaser is purchasing Securities pursuant to the exemption from the registration requirements of United States federal securities laws provided by Regulation D promulgated under the Securities Act, such Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(e) Regulation S. If Purchaser is purchasing Securities pursuant to the exemption from the registration requirements of United States federal securities laws provided by Regulation S promulgated under the Securities Act, such Purchaser:

(i) is not a U.S. person (as defined in Regulation S) and is not acquiring the Securities for the account or benefit of any U.S. person; and

(ii) agrees to resell such Securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such Securities unless in compliance with the Securities Act.

(f) Reliance on Exemptions. Such Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein and on the signature page hereto in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

(g) Information; Confidentiality. Such Purchaser and its advisors, if any, have been furnished with all publicly available materials relating to the business, finances and operations of the Company and such other publicly available materials relating to the offer and sale of the Securities as have been requested by such Purchaser. The Purchaser acknowledges and understands that the fact that the Company is seeking to effect the private placement of the Securities is itself material, non-public information, and accordingly, the Purchaser agrees not to engage in disclosure of such information or use of such information by the Purchaser or anyone receiving such information from the Purchaser in connection with the purchase, sale or trade of the Company’s securities (other than use by the Purchaser in acquiring the Securities), or any hedging, derivative or similar transactions or activities involving the Company’s securities. Such Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Purchaser or its advisors, if any, or its representatives shall modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained herein. Such Purchaser understands that its investment in the Securities involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(h) No Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(i) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters, including investing in biotechnology companies, so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(j) Sales; Short Selling. From and after the date that the Purchaser receives any information about the existence of the Offering, and through the Closing Date, the Purchaser has not and shall not, directly or indirectly, sell Ordinary Shares in any open Trading Market or elsewhere, and has not and shall not directly or indirectly, through related parties, affiliates or otherwise sell “short” or “short against the box” (as those terms are generally understood) any equity security of the Company.

(k) Information Regarding Purchaser. Purchaser has provided the Company with true, complete, and correct information regarding all applicable items set forth on the signature page to this Agreement.

The Company acknowledges and agrees that each Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions. The Securities may only be disposed of in compliance with U.S. state and federal securities laws. In connection with any transfer of Securities other than (i) pursuant to an effective registration statement, (ii) to the Company, or (iii) to an Affiliate of a Purchaser, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement.

4.2 Furnishing of Information. During the Effectiveness Period (as such term is defined in the Registration Rights Agreement), the Company covenants to use its commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. During the Effectiveness Period, the Company further covenants to use its commercially reasonable efforts to take such further action as any Purchaser may reasonably request, all to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act.

4.3 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

4.4 Securities Laws Disclosure; Publicity. The Company shall, by 8:30 a.m., New York City time, on the Business Day following the Closing Date, issue a press release to be disseminated in the public domain describing the terms of the transactions contemplated by the Transaction Documents. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (i) as required by federal securities law or the Commission in connection with the registration statement contemplated by the Registration Rights Agreement and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under subclause (i) or (ii).

4.5 Shareholders Rights Plan. No claim will be made or enforced by the Company or any other Person that any Purchaser is an “Acquiring Person” under any shareholders rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, in each case solely by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.6 Reservation of Ordinary Shares. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of Ordinary Shares for the purpose of enabling the Company to issue Shares pursuant to this Agreement.

4.7 Listing of Ordinary Shares; ADR Facility. The Company hereby agrees to use commercially reasonable efforts to maintain the listing of ADRs representing Ordinary Shares on the Nasdaq Stock Market. The Company further agrees, if the Company applies to have ADRs representing Ordinary Shares traded on any other Trading Market, it will include in such application the Shares, and will take such other action as is necessary or desirable in the opinion of the Purchasers to cause the Shares to be listed on such other Trading Market as promptly as possible. The Company will take all action reasonably necessary to continue the listing and trading of ADRs representing its Ordinary Shares on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. The Purchasers acknowledge that the Shares will not be eligible for deposit into the American Depositary Receipt trading facility maintained by the Company at The Bank of New York until the Effective Date.

4.8 Subsequent Financings Prior to Effective Date. From the date hereof until 90 days after the Effective Date, other than as contemplated by this Agreement, neither the Company nor either of the Subsidiaries shall issue or sell any Ordinary Shares, excluding the issuance of securities issued upon the exercise of currently outstanding options and warrants.

4.9 Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

4.10 Delivery of ADRs. On the Effective Date, the Company shall deliver the Shares to The Bank of New York, and shall cause The Bank of New York to immediately deliver to each Purchaser ADRs representing a number of Shares equal to such Purchaser’s Subscription Amount divided by the Per Share Purchase Price, registered in the name of such Purchaser.

ARTICLE V.
MISCELLANEOUS

5.1 Fees and Expenses. Except as set forth in Section 3.1(p) and in the Placement Agent Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Securities.

5.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, the Disclosure Documents and the Placement Agent Agreement, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number on the signature pages attached hereto on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and each Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser. Any Purchaser may assign any or all of its rights under this Agreement to any Person, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Purchasers.”

5.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.1.

5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state or federal courts sitting in the City of New York. Each party hereto hereby irrevocably submits to the jurisdiction of the state and federal courts sitting in the City of New York, New York, exclusive of all other jurisdictions, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. If either party shall commence an action or proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.10 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and delivery of the Shares.

5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.13 Replacement of Shares. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.

5.14 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

XTL Biopharmaceuticals Ltd. By:_______________________________________________________ Name: Ron Bentsur Title: Chief Executive Officer	Address for Notice: 711 Executive Blvd., Suite Q Valley Cottage, NY 10989 Attn: Ron Bentsur Tel: (845) 267-0707 Fax: (845) 267-0926
With copy to (which shall not constitute notice):
Alston & Bird LLP 90 Park Avenue New York, New York 10016 Attn: Mark F. McElreath Tel: (212) 210-9400 Fax: (212) 210-9444

(Signature Page Continues)

[PURCHASER SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

[NAME]	By:	_______________________________________ Name: Title:

Date: ______________________, 2007

NUMBER OF ORDINARY SHARES SUBSCRIBED FOR	PRICE PER SHARE	TOTAL PURCHASE PRICE
	[$ ]	[$ ]

The above-signed Purchaser hereby provides the following information to the Company:

1. Please provide the following information regarding the Purchaser:

Purchaser Name and Address:
______________________________________________ ______________________________________________ ______________________________________________
Telephone: ( ) ______-________ Facsimile: ( ) ______-_________ Email: _______________________ Tax ID #:_____________________

2. If different from the information provided in Item 1 above, please provide the exact name that the Purchaser’s Shares are to be registered in (this is the name that will appear on the share certificate(s)) (the “Registered Holder”). The Purchaser may use a nominee name if appropriate:

Registered Holder of the Shares Name and Address:
______________________________________________ ______________________________________________ ______________________________________________
Facsimile: ( ) ______-_________

3. Please describe the relationship between the Purchaser of the Shares and the Registered Holder of the Shares listed in response to Item 2 above, if different:

4. If different from the information provided in Item 1 above, please provide the mailing address of the Registered Holder of the Shares listed in response to Item 2 above:

5. If different from the information provided above, please provide the number of Ordinary Shares beneficially owned (as determined in accordance with SEC Rule 13d-3 under the Exchange Act) by the Purchaser immediately after Closing. Explain the nature of such beneficial ownership, including Ordinary Shares not held of record by the Purchaser. Disclose the details of any rights to acquire Ordinary Shares.

6. Describe any position, office or other material relationship within the past three years that the Purchaser has, or has had, with the Company or its Affiliates other than as disclosed in the Registration Statement? If none, please state “Not Applicable.”

Please note that it is the Purchaser’s obligation to advise the Company promptly if any of the foregoing information changes during the effectiveness of the Registration Statement (except due to sales of Ordinary Shares pursuant thereto).

Exhibit A

Registration Rights Agreement

Exhibit B

Form of Opinion of Kantor & Co.

1. The Company is a corporation, validly existing and in good standing under the laws of the State of Israel, and has the corporate power and authority to carry on its business and to own, lease and operate its properties and assets as described in the Disclosure Documents. Except for the Subsidiaries, the Company does not have any subsidiaries and does not own more than fifty percent (50%) of the outstanding capital stock of or control any other business entity.

2. The Company has the corporate power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Shares. The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action of the Company.

3. The Transaction Documents have been duly executed and delivered by the Company.

4. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby, including, without limitation, the issuance of the Shares, do not and will not result in a violation of the Company’s Memorandum and Articles of Organization or bylaws.

5. The Company has the authorized capitalization as set forth in the Disclosure Documents. The issuance of the Shares by the Company in accordance with the Agreement is exempt from registration under the Securities Act of 1933, as amended. When so issued, when certificates representing such Shares have been duly executed, countersigned, registered and delivered in accordance with the Agreement, upon payment of the consideration therefor provided therein, the Shares will be duly and validly authorized and issued, fully paid and nonassessable, free of any liens or encumbrances, or preemptive or similar rights, contained in the Company’s Memorandum and Articles of Organization or bylaws or any other instrument known to us and will conform to the description thereof contained in the Disclosure Documents.

Form of Opinion of Alston & Bird LLP

1. The Company is duly qualified to do business and is in good standing as a foreign corporation in all U.S. jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in Material Adverse Effect.

2. The Subsidiaries are corporations, validly existing and in good standing under the laws of the State of Delaware, are duly qualified to do business and are in good standing as a foreign corporation in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by them makes qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in Material Adverse Effect, and has the corporate power and authority to carry on their business and to own, lease and operate their properties and assets as described in the Disclosure Documents.

3. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby, including, without limitation, the issuance of the Shares, do not and will not (i) result in a violation of the Certificate of Incorporation or bylaws of the Subsidiaries; (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, require a consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Agreement; (iii) result in a violation of any law, rule or regulation of the United States or the State of New York; or (iv) to our knowledge, violate any judgment, order or decree of any court or governmental agency or body having jurisdiction over the Company or any of its properties or assets.

4. Except for the registration of the Securities under the Securities Act and such consents, approvals, authorizations, registrations or qualifications as may be required under applicable state securities laws in connection with the purchase and distribution of the Securities, no consent, approval, authorization or order of, or filing or registration with, any court, governmental agency or governmental body is required for the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby.

5.  To our knowledge, no person or entity has the right to require registration of Ordinary Shares or other securities of the Company because of the filing or effectiveness of the Registration Statement, the consummation of the transactions contemplated in the Transaction Documents or otherwise, except for persons and entities who have expressly waived such right or who have been given proper notice and have failed to exercise such right within the time or times required under the terms and conditions of such right.

6. The statements in the Disclosure Documents (other than the financial statements and related schedules and other financial and statistical data contained therein, as to which we express no opinion) under the headings "Risk Factors," "Business—Intellectual Property and Patents," "Business—Government and Industry Regulation," and "Business—Material Contracts" to the extent that they constitute summaries of matters of law or regulation or legal conclusions, have been reviewed by us and fairly summarize the matters described therein in all material respects.

7. To our knowledge and other than as set forth in the Disclosure Documents, there are no legal or governmental proceedings pending to which the Company is a party or of which any property or asset of the Company is the subject which, singularly or in the aggregate, if determined adversely to the Company, would prevent or adversely affect the ability of the Company to perform its obligations under the Transaction Documents; and, to our knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

Alston & Bird to also confirm:

We have reviewed certain corporate records and other documents of the Company and its subsidiaries and have participated in conferences with officers and other representatives of the Company, its subsidiaries, your representatives, your counsel and the Company’s independent public accountants at which the contents of the Transaction Documents and related matters were discussed. Because of the inherent limitations in the independent verification of factual matters and because of the inherent limitations involved in the preparation of registration statements under the Securities Act, we are not passing upon and do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness or fairness of the information and statements contained in the Transaction Documents. We have no reason to believe that on the date hereof, the Transaction Documents contained an untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the Transaction Documents on the date hereof included or includes any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (in each case, other than the financial statements and other financial information contained therein, as to which we express no opinion).

Schedule 3.1(e)

•
As of September 30, 2007, there are 55,516,243 Ordinary Shares that may be issued in the future subject to the exercise of all options and warrants (at exercise prices per Ordinary Share of $0.106 to $2.110) outstanding.

•	At September 30, 2007, the remaining number of options to purchase Ordinary Shares available for future grants under the 2001 Share Option Plan is 4,917,756.

•
In March 2006, the Board of Directors of the Company approved the grant to the Chairman and to a non-executive director, of options to purchase 9,898,719 and 750,000 ordinary shares, respectively. All of such options are subject to vesting of which one third is based on service period, and the remainder is based on achievement of certain milestones linked to the Company’s valuation on the public markets. These grants are subject to shareholder approval. As of September 30, 2007, the Company did not seek shareholder approval, so the options had not been granted.

•
In addition, the Company may issue additional Ordinary Shares for the potential settlement in cash or Ordinary Shares, at the Company's sole discretion, of certain potential milestones related to the Company's in-licensed products:

o
In August 2005, the Company entered into a license agreement with VivoQuest Inc. (“VivoQuest”) pursuant to which it acquired exclusive worldwide rights to VivoQuest's intellectual property and technology. The license covers a proprietary compound library, including VivoQuest's lead HCV compounds, that was developed through the use of Diversity Oriented Synthesis, or DOS, technology. The terms of the license agreement include an initial upfront license fee of approximately $941,000 that was paid in the Company's Ordinary Shares. The license agreement also provides for additional milestone payments triggered by certain regulatory and sales targets. These milestone payments total $34.6 million, $25.0 million of which will be due upon or following regulatory approval or actual product sales, and are payable in cash or Ordinary Shares at the Company's election. In addition, the license agreement requires that the Company make royalty payments on product sales. The actual number of Ordinary Shares that may be issued in the future at the Company's election is dependent upon the actual price of the Ordinary Shares on settlement date. Currently, as no milestones have been met and no milestone payments are payable, the actual number of Ordinary Shares to be issued, if at all, cannot be ascertained at this time.

o
In addition, in January 2007, XTL Development, Inc. (“XTL Development”), a wholly-owned subsidiary, of the Company, signed an agreement with DOV Pharmaceutical, Inc. (hereinafter “DOV”) to in-license the worldwide rights for Bicifadine, a serotonin and norepinephrine reuptake inhibitor (hereinafter the “DOV Transaction”). XTL Development intends to develop Bicifadine for the treatment of neuropathic pain - a chronic condition resulting from damage to peripheral nerves. In accordance with the terms of the license agreement, XTL Development made an initial up-front payment of $7.5 million in cash. In addition, XTL Development will make milestone payments of up to $126.5 million, in cash and/or Ordinary Shares of the Company over the life of the license, of which up to $115 million will be due upon or after regulatory approval of the product and the remaining $11.5 million will be due prior to regulatory approval of the product. XTL Development is also obligated to pay royalties to DOV on net sales of the product to DOV. The actual number of Ordinary Shares that may be issued in the future at the Company's election is dependent upon the actual price of the Ordinary Shares on settlement date. Currently, as no milestones have been met and no milestone payments are payable, the actual number of Ordinary Shares to be issued, if at all, cannot be ascertained at this time.

•
Also, the Company may issue Ordinary Shares for the potential settlement in cash or in Ordinary Shares, at the Company's sole discretion, of the transaction advisory fee in the form of the Stock Appreciation Rights that were issued to the intermediary in the transaction with DOV Pharmaceutical, Inc.:

o
In January 2007, XTL Development committed to pay a transaction advisory fee to third party intermediaries in regards to the DOV Transaction. The transaction advisory fee was structured in the form of Stock Appreciation Rights (“SARs”) in the amount equivalent to (i) 3% of the Company's fully diluted Ordinary Shares at the close of the transaction (representing 8,299,723 Ordinary Shares), vesting one year after the close of the transaction, and (ii) 7% of the Company's fully diluted Ordinary Shares at the close of the transaction (representing 19,366,019 Ordinary Shares), vesting following successful Phase III clinical trial results for Bicifadine or the acquisition of the Company. Payment of the SARs by XTL Development can be satisfied, at the Company's discretion, in cash and/or by issuance of the Company's registered Ordinary Shares. Currently, as the amount payable under the SAR is unknown (as this amount is based on the calculation of the stock appreciation on the date of exercise), the fact whether Ordinary Shares will be issued and the amounts that may be issued cannot be ascertained at this time.

Schedule 3.1(v)

•
On August 28, 2007, the Company announced the receipt on August 23, 2007, of a NASDAQ Staff Deficiency Letter indicating that, according to the Company's financial statements for the six months ended June 30, 2007, the Company no longer complied with the minimum $10 million shareholders' equity requirement for continued listing on The NASDAQ Global Market as set forth in Marketplace Rule 4450(a)(3). The Company was asked to respond.

•
On September 26, 2007, the Company announced that on September 24, 2007, the Company received a NASDAQ Staff Determination indicating that the Company failed to comply with the minimum $10 million shareholders’ equity requirement for continued listing on the NASDAQ Global Market as set forth in Marketplace Rule 4450(a)(3), and that its ADRs are, therefore, subject to delisting from the NASDAQ Global Market.

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On September 25, 2007, the Company requested a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination. A hearing request will stay the suspension of the Company's ADRs from the NASDAQ Global Market pending the Panel's decision. There can be no assurance that the Panel will grant the Company's request for continued listing. If the Panel does not grant the Company’s request for continued listing, the Company has the option to transfer its ADR listing to the NASDAQ Capital Market, previously called the NASDAQ SmallCap Market.